Exhibit 99.1

CONTACT:

VIVUS, Inc.	Trout Group
Timothy E. Morris	Ian Clements (SF) 415-392-3385
Chief Financial Officer	Brian Korb (NYC) 646-378-2923
650-934-5200

FOR IMMEDIATE RELEASE

VIVUS ENTERS INTO $30 MILLION FUNDING COLLABORATION FOR THE PHASE 3 STUDIES OF AVANAFIL FOR ERECTILE DYSFUNCTION

Mountain View, California, April 4, 2008 –VIVUS, Inc. (NASDAQ: VVUS) announced today that it has entered into a $30 million funding collaboration with Deerfield Management (“Deerfield”).  Under the terms of the agreements, Deerfield will provide funds for the phase 3 program for avanafil, a fast-acting, highly selective, phosphodiesterase type 5 inhibitor (PDE5i) for the treatment of erectile dysfunction (ED).  The $30 million in funding will be provided by Deerfield from two sources:  $20 million under a Royalty and Funding Agreement and $10 million from the sale of VIVUS common stock. VIVUS has granted Deerfield a royalty interest on sales of MUSE®, our product currently marketed for the treatment of ED.

“The collaboration with Deerfield allows us to move avanafil into the phase 3 clinical trials on a timely basis. The funding collaboration provides us with financial flexibility and allows us to leverage the MUSE franchise for the benefit of avanafil development. Deerfield is a well-respected healthcare investment organization.  Their interest in avanafil for ED and in becoming a shareholder of VIVUS is significant,” commented Leland Wilson, President and Chief Executive Officer. “The market for ED therapies continues to grow. In 2007, sales of all PDE5i’s exceeded $3 billion, an increase of 15% over the previous year. Given the profile of avanafil and the results seen to date, we believe that if approved, avanafil could offer patients suffering from ED a satisfying treatment alternative.”

“Avanafil has a proven mechanism of action and a unique and attractive profile,” said Howard Furst, M.D., a partner at Deerfield Management.  “We are pleased to have entered into this collaboration with Vivus that provides full funding for phase 3 while avoiding significant shareholder dilution.”

Under the terms of the Royalty and Funding Agreement, Deerfield will provide VIVUS $20 million of funding in the first 16 months of the collaboration.  In consideration for the funding, Deerfield will receive a royalty on product sales of MUSE and if approved, product sales of avanafil. VIVUS and Deerfield have also entered into a Option and Put Agreement that allows VIVUS to purchase the royalty stream from Deerfield and allows Deerfield, under certain conditions, to require VIVUS to purchase the royalty stream from Deerfield. VIVUS, entirely at its discretion, can buy back the royalty stream at any time in the first three years of the collaboration for $25 million. In the fourth year, the purchase price increases to $28 million. For this purchase right, VIVUS will make a $2 million upfront payment to Deerfield which will be credited to the purchase price if VIVUS exercises its option. Beginning the fourth year, Deerfield will have the right to sell its interests to VIVUS for a minimum of $17 million. Under certain circumstances, including a change in control, the right to sell the interests back to VIVUS held by Deerfield accelerates at amounts consistent with the VIVUS purchase rights. Once the royalty stream has been acquired by VIVUS, no additional royalty payments will be made to Deerfield.

About the Phase 2 Studies of Avanafil

VIVUS previously reported the results of the phase 2 study of avanafil in men with erectile dysfunction (ED) were positive. The phase 2 study was a multicenter, double-blind, randomized, parallel-design study conducted to assess the safety and efficacy of different doses of avanafil for the treatment of ED. Patients were instructed to attempt sexual intercourse 30 minutes after taking avanafil, with no restrictions on food or alcohol consumption.  Results showed that up to 84% of avanafil doses resulted in erections sufficient for vaginal penetration, as compared to placebo (p<0.001). Following a four-week, non-treatment run-in period, 284 patients were treated for 12-weeks with placebo or avanafil at various doses. The primary endpoints used to assess treatment efficacy included the percentage of erections sufficient for vaginal penetration and the percentage of erections lasting long enough for successful intercourse.

Avanafil produced erections sufficient for vaginal penetration on 76, 79, 80 and 84 percent of sexual attempts on the 50, 100, 200 and 300 mg doses, respectively (p<0.05).  Erections lasting long enough for successful intercourse were achieved on 54, 59, 62 and 64 percent of attempts, respectively (p<0.0001). Avanafil was well tolerated with headache being the most commonly recorded adverse event.  No serious adverse events were reported.

About VIVUS

VIVUS, Inc. is a pharmaceutical company dedicated to the development and commercialization of novel therapeutic products. The current portfolio includes investigational products addressing obesity and sexual health. The pipeline includes: Qnexa™, which is in phase 3 for obesity and phase 2 for diabetes; Luramist (Testosterone MDTS®), for which a phase 2 study has been completed for the treatment of Hypoactive Sexual Desire Disorder (HSDD); and avanafil, for which a phase 2 study has been completed for the treatment of erectile dysfunction (ED).  MUSE® is approved and currently on the market for the treatment of ED. For more information on clinical trials and products, please visit the company’s web site at http://www.vivus.com.

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Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others.  These forward-looking statements are based on VIVUS’ current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; uncertainties of patent protection and litigation; uncertainties of government or third party payer reimbursement; reliance on sole source suppliers; limited sales and marketing efforts and dependence upon third parties; risks related to the development of innovative products; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations.  As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products.  There are no guarantees that future clinical studies discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful.  VIVUS does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in VIVUS’ Form 10- K for the year ended December 31, 2007 and periodic reports filed with the Securities and Exchange Commission.